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                          [KATTEN MUCHIN & ZAVIS LETTERHEAD]

                                                                     EXHIBIT 8.1

                                  October ___, 1998


Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois  60061

     Re:  Zebra/Eltron Merger -- Certain Federal Income Tax Consequences
          --------------------------------------------------------------

Ladies and Gentlemen:

     We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger of Spruce Acquisition Corp., a California corporation ("Merger Sub"), which is wholly owned by Zebra Technologies Corporation, a Delaware corporation ("Parent"), with and into Eltron International, Inc., a California corporation (the "Company"), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent, (the "Merger"), and in accordance with that certain Agreement and Plan of Merger dated as of July 9, 1998, among the Company, Parent and Merger Sub (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Merger Agreements"). Our opinion is being delivered to you pursuant to Section 7.1(g) of the Agreement.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.   The Merger Agreements;

     2. Representations made to us by Parent and Merger Sub, including those representations contained in that certain Parent Representation Letter dated October ___, 1998;
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     3.   Representations made to us by the Company, including those representations contained in that certain Company Representation Letter dated October ___, 1998;

     4.   The Proxy Statement prepared in connection with the Merger;

     5.   The Registration Statement on Form S-4 in connection with the Merger;
          and

     6. Such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained certain representations (and are relying thereon, without any independent investigation or review thereof) including, but not limited to, that:

     1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

     2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

     3. The Merger will be consummated pursuant to the Merger Agreements and will be effective under the applicable state law;

     4. After the Merger, the Company will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;

     5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

     6. At the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right which, if exercised or converted, would affect Parent's acquisition or retention of control of the Company, within the meaning of Section 368(c) of the Code;
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     7.   Parent has no intention to reacquire any of its stock issued in the transaction;

     8. Parent has no plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the Company Shares (except for transfers of stock to corporations controlled by Parent in accordance with Treas. Reg. Sections 1.368-2(k)(1) and (2)), or to cause the Company to sell or otherwise dispose of its assets (except for dispositions made in the ordinary course of business, or transfers of assets to a corporation controlled by the Corporation in accordance with Treas. Reg. Sections 1.368-2(k)(1) and (2));

     9. No outstanding indebtedness of the Company, Parent or Merger Sub has represented or will represent equity for tax purposes (including, without limitation, any loans from Parent to the Company); no outstanding equity of the Company, Parent or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security (other than the Company Option Plans defined in Section 4.1(c) of the Merger Agreement), instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire the Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

     10. There exists no intercorporate indebtedness between the Company and Parent or Merger Sub that was issued, acquired, or will be settled at a discount;

     11. Each of the Company, Parent and Merger Sub has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Parent, Merger Sub nor Company has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Shares;

     12. No more than 10% of the outstanding Company Shares shall be entitled to or exercise dissenter's rights.

     13. Neither Parent, the Company nor Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of
          Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as counsel for Parent and Merger Sub, that for federal income tax purposes the Merger will constitute a
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"reorganization" within the meaning of Section 368(a) of the Code, and the
Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

          (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Parent or Merger Sub will have compensation income under any provision of the Code;

          (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Parent Shares received by any such stockholder in the Merger;

          (c) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of the Company Shares;

          (d) the tax consequences of Parent's assumption of outstanding options to acquire the Company Shares on the holders of such options under any Company employee stock option or stock purchase plan;
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          (e)  the effects of the Merger on any pension or other employee benefit plan maintained by Parent or the Company;

          (f) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or Sections 108, 305, 306, 357 and 424 of the Code, or the regulations promulgated thereunder;

          (g) the tax consequences of the Merger to Parent, Merger Sub or the Company, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company or Parent (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Company or Parent), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

          (h) the basis of any equity interest in the Company acquired by Parent in the Merger;

          (i) the tax consequences of any transaction in which Company Shares or a right to acquire Company Shares was received; and

          (j) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company and/or holders of options or warrants to purchase Company Shares or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants for the Company Shares, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     3. No opinion is expressed if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
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     4.   No ruling has been or will be requested from the Internal Revenue
          Service concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

     5. We understand that counsel for the Company, Troy & Gould Professional Corporation, has rendered a tax opinion to the effect that the Merger will be accorded nonrecognition treatment except with respect to the payment of cash in lieu of fractional shares.

     6. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.1(g) of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, including the Company and its shareholders, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of our name in the Registration Statement wherever it appears.


                                   Very truly yours,

                                   KATTEN MUCHIN & ZAVIS